Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
WebMD Health Corp
2011 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2011
	Guidance Range
Revenue	$610.0	$640.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$215.0	$230.0

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	0.5	0.5
Interest expense	(20.7)	(20.7)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(41.0)	(38.0)
Gain on investments	14.1	14.1
Other expense, net	(0.1)	(0.1)

Pre-tax income from continuing operations	137.8	157.8

Income tax provision	(58.0)	(66.0)

Income from continuing operations	$79.8	$91.8

Income from continuing operations per share:
Basic	$1.34	$1.55

Diluted	$1.28	$1.45

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	59	59
Diluted	71	71

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations
Additional information regarding forecast for the quarter ending June 30, 2011:
-	Revenue is forecasted to be in excess of $140 million in the quarter ending June 30, 2011

-	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 31% in the quarter ending June 30, 2011

-	Income from continuing operations as a percentage of revenue is forecasted to be in excess of 8% in the quarter ending June 30, 2011

-	Basic and diluted share count is forecasted to be approximately 58 million and 61 million shares, respectively. The 2.50% and 2.25% Convertible Notes are not expected to be dilutive to income from continuing operations per share during the quarter ending June 30, 2011.

-	Basic and diluted income from continuing operations per share is forecasted to be in excess of $0.19 and $0.18, respectively.
Additional information regarding full year forecast:
-	Income tax rate for 2011 is forecasted to be approximately 42% of pretax income.

-	The distribution of the annual revenue is expected to be approximately 86% public portals advertising and sponsorship and 14% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

-	2011 guidance excludes any gains or losses related to investments, other than actual activity related to the quarter ended March 2011.
Additional information regarding full year income per share calculation:
-	Basic income per share: Reflects a reduction to net income of $0.6 million to consider the effect of restricted stock.

-	Diluted income per share: Reflects an increase to income from continuing operations of $6.7 million and $5.2 million related to the interest expense (net of tax) on the 2.50% and 2.25% Convertible Notes, respectively, offset by a reduction to income from continuing operations of $0.6 million to consider the effect of restricted stock. The diluted share count reflects an additional 6 million and 4 million shares, related to the 2.50% and 2.25% Convertible Notes, respectively.